EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For More Information,
Please Contact
John Heyman – Co-Chief Executive and Chief Financial Officer (770) 576-6705
Melissa Coley—Radiant Systems Investor Relations (770) 576-6577

Radiant Systems, Inc. reports record gross profits for the second quarter ended  June 30, 2002

Company exceeds consensus earnings estimates

Atlanta, GA, July 25, 2002—Radiant Systems, Inc., (NASDAQ: RADS) a leading provider of enterprise-wide technology solutions to businesses that serve the consumer, today announced financial results for the second quarter and six months ended June 30, 2002. Earnings per share results for the quarter exceeded First Call consensus estimates of the financial analysts covering the Company of $0.04 per diluted share.

Total revenues for the second quarter ended June 30, 2002 were $36.7 million, an increase of approximately 1.0% from revenues of $36.4 million for the same period in 2001. Total revenues for the six months ended June 30, 2002 were $68.0 million, a decrease of 3.5% from revenues for the same period in 2001 of $70.4 million. Net income for the second quarter ended June 30, 2002, was $1.5 million, or $0.05 per diluted share, an increase of $507,000, or $0.02 per diluted share, compared to net income of $986,000, or $0.03 per diluted share, for the same period in 2001. Net income for the six months ended June 30, 2002, was $3.0 million, or $0.10 per diluted share, an increase of $1.6 million, or $0.05 per diluted share, over net income of $1.4 million, or $0.05 per diluted share, for the same period last year.

“We are pleased with our performance in this economic environment. We had record gross profits during the quarter, led by both revenue growth in our systems sales as well as improvements in our services margins over the same quarter a year ago,” commented John Heyman, the Company’s Co-Chief Executive Officer and Chief Financial Officer.

Radiant Systems Chairman and Co-Chief Executive Officer Erez Goren said, “During the quarter, we signed a number of new contracts for our new Radiant 6e generation of products and fostered new relationships with prospects that we believe will bring significant new wins later this year and next.”

Mr. Heyman continued, “The remainder of the year continues to look promising for us and we remain comfortable with consensus earning estimates for the remainder of the year.”

The Company will webcast its second quarter 2002 financial results conference call today. The webcast will begin at 5:00 p.m. Eastern Time and will be available at http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=RADS&script=2100. The webcast will also be available for replay through August 30, 2002.

Radiant Systems, Inc. helps companies improve product profitability, employee productivity and customer service through use of innovative technology. Radiant’s mission is to enable businesses to achieve operational excellence through intelligent technology. To accomplish this mission, Radiant combines powerful technology platforms, deep industry knowledge and strategic partnerships to deliver strong returns on systems investments for companies ranging in size from single site operators to multinational corporations. Headquartered in Atlanta, Radiant Systems (www.radiantsystems.com) has deployed its solutions to tens of thousands of sites worldwide.

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) the Company’s financing plans; (ii) trends affecting the Company’s financial condition or results of operations, including the Company’s projected revenues and earnings per share guidance; (iii) the Company’s growth strategy and operating strategy; (iv) the Company’s new or future product offerings, and (v) the declaration and payment of dividends. The words “may,” “would,” “could,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend,” “plans,” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control. Actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Among the key risks, assumptions and factors that may affect operating results, performance and financial condition are the Company’s reliance on a small number of clients for a larger portion of its revenues, fluctuations in its quarterly results, ability to continue and manage its growth, liquidity and other capital resources issues, competition and the other factors discussed in detail in the Company’s filings with the Securities and Exchange Commission.

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RADIANT SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE DATA)

ASSETS
	June 30, 2002	December 31, 2001
	(unaudited)
Current assets
Cash and cash equivalents.	$25,987	$33,924
Accounts receivable, net	31,951	20,988
Inventories	15,336	17,290
Other short-term assets	3,464	3,401

Total current assets	76,738	75,603
Property and equipment, net	12,888	14,590
Software development costs, net	16,564	15,229
Intangibles and other long-term assets	23,827	19,740

	$130,017	$125,162

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$11,792	$10,176
Customer deposits and unearned revenue	9,327	9,762
Current portion of long-term debt	475	460

Total current liabilities	21,594	20,398

Long-term debt, less current portion	909	1,150

Total liabilities	22,503	21,548

Shareholders' equity
Common stock, $0.00001 par value; 100,000,000 shares authorized; 27,611,986 and 27,511,793 shares issued and outstanding	0	0
Additional paid-in capital	113,749	113,016
Deferred compensation	(642)	(818)
Accumulated deficit	(5,593)	(8,584)

Total shareholders' equity	107,514	103,614

	$130,017	$125,162

RADIANT SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(Unaudited)

	For the three months ended		For the six months ended
	June 30, 2002	June 30, 2001	June 30, 2002	June 30, 2001
Revenues:
System sales	$19,991	$19,496	$37,119	$39,995
Client support, maintenance and other services	16,716	16,953	30,876	30,451

Total revenues	36,707	36,449	67,995	70,446
Cost of revenues:
System sales	10,866	10,797	18,593	21,293
Client support, maintenance and other services	9,338	9,585	17,867	18,568

Total cost of revenues	20,204	20,382	36,460	39,861

Gross profit	16,503	16,067	31,535	30,585
Operating Expenses:
Product development	3,867	2,791	7,329	5,245
Sales and marketing	5,342	5,322	10,149	10,037
Depreciation and amortization	1,400	2,456	2,839	4,780
Non-recurring charges	—	—	0	1,023
General and administrative	3,281	4,289	6,193	8,287

Income from operations	2,613	1,209	5,025	1,213
Interest income, net	155	435	361	1,008

Income before income taxes	2,768	1,644	5,386	2,221
Income tax provision	1,275	658	2,395	860

Net income	$1,493	$986	$2,991	$1,361

Basic and diluted income per share:
Basic income per share	$0.05	$0.04	$0.11	$0.05

Diluted income per share	$0.05	$0.03	$0.10	$0.05

Weighted average shares outstanding:
Basic	27,593	27,747	27,573	27,716

Diluted	29,376	29,697	28,975	29,406